Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
THIRD QUARTER 2013 RESULTS

Houston, Texas
November 12, 2013

FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income for its third quarter ended September 30, 2013 of $5.2 million on operating revenues of $81.0 million compared to net income of $5.2 million on operating revenues of $78.0 million in the prior year quarter.
Operating income for the current quarter was $11.2 million compared to $11.1 million in the prior year quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $23.4 million in the current quarter compared to EBITDA of $21.3 million in the prior year quarter. Third quarter results for the current year included $2.6 million in gains on asset dispositions compared with $0.6 million in gains in the prior year quarter.
Adjusted EBITDA for the current quarter, adjusted to exclude a one-time charge of $2.0 million related to operating leases on certain helicopters configured for air medical services, was $25.4 million. Adjusted EBITDA for the prior year quarter, adjusted to exclude $0.7 million in severance expense due to prior changes in executive management, $0.5 million in SEACOR Management Fees, and $0.3 million in expenses related to our abandoned initial public offering, was $22.8 million. The $2.6 million increase in Adjusted EBITDA in the current quarter is primarily due to the $2.0 million increase in gains on asset dispositions compared to the prior year quarter.
“This was a record third quarter for Era in terms of both operating revenues and Adjusted EBITDA, continuing the record results recognized in the first and second quarters of this year. The record third quarter results were achieved despite lower cash receipts from our Brazilian joint venture, Aeróleo, which were $3.1 million less than receipts in the third quarter of 2012,” said Sten Gustafson, Chief Executive Officer of Era Group.

“Through the first nine months of 2013, operating revenues and Adjusted EBITDA increased by 10% and 31%, respectively, over the same period a year ago. This financial performance was achieved despite the suspension of flight operations of the EC225 heavy helicopters, which represent almost 25% of our fleet value. We are pleased to announce that all of our EC225 helicopters are now generating revenue again.”

Third Quarter Results
Operating revenues in the current quarter increased $3.0 million over the prior year quarter primarily due to increased activity with oil and gas customers in the U.S. Gulf of Mexico and Alaska. Operating revenues would have been higher had it not been for the suspension of operations of the EC225 helicopters. The increase in operating revenues was further offset by a decrease in cash payments received from Aeróleo.

Operating expenses were $5.1 million higher reflecting a one-time charge of $2.0 million related to operating leases on certain helicopters configured for air medical services. Additionally, personnel costs increased $1.6 million primarily due to increased activity, and repairs and maintenance expenses were $1.2 million higher as a result of the timing of repairs in 2013. Of the $15.1 million in total repairs and maintenance expenses in the current quarter, approximately $1.7 million related to helicopters undergoing major overhauls.
Administrative and general expenses were $0.7 million lower in the current quarter primarily due to a decrease in bad debt expense of $2.6 million related to the recognition of the bankruptcy of a customer in the prior year quarter. This decrease was partially offset by an increase in costs associated with being an independent public company and an increase in compensation and employee costs, primarily the result of share-based compensation related to incentive equity awards granted following our spin-off from SEACOR Holdings Inc. ("SEACOR").
Depreciation expense was $11.3 million in the current quarter, an increase of $0.4 million, primarily due to fleet additions.
Gains on asset dispositions were $2.6 million in the current quarter. These amounts included a gain on the sale of one S76C++ medium helicopter and two S76A++ medium helicopters offset by a loss on the sale of one S76A++ helicopter.
Sequential Quarter Results
Third quarter operating revenues increased $6.8 million compared to the second quarter ended June 30, 2013. Third quarter net income increased $0.1 million. Operating income and Adjusted EBITDA for the third quarter increased by $0.4 million and $2.2 million, respectively. The increases in net income, operating income and Adjusted EBITDA were primarily due to an increase in revenue from oil and gas activities in the third quarter, which included the impact of our EC225 helicopters returning to service in the U.S. Gulf of Mexico. Excluding the impact of gains on asset dispositions of $2.6 million and $4.5 million in the third and second quarter, respectively, Adjusted EBITDA increased by $4.1 million or 22% from $18.8 million to $22.9 million.
Nine Month Results
The Company reported net income for the nine months ended September 30, 2013 of $17.0 million on operating revenues of $223.0 million compared to net income of $4.2 million on operating revenues of $202.0 million in the prior year period. Operating income and Adjusted EBITDA for the current nine months were $36.6 million and $75.3 million, respectively, compared to operating income of $22.3 million and Adjusted EBITDA of $57.7 million in the prior year period. Repairs and maintenance expenses increased $11.3 million primarily due to the timing of repairs in 2013 and the absence of the benefit from vendor credits recognized in the prior year period. Results for the nine months ended September 30, 2013 included $17.8 million in gains on asset dispositions compared with $3.5 million in gains in the same period a year ago. Earnings from equity investments were $1.8 million in the nine months ended September 30, 2013, an increase of $7.2 million compared to the prior year period loss of $5.4 million, primarily due to the recognition of a loss of $0.6 million and an impairment charge of $5.9 million, net of tax, on our investment in our Brazilian joint venture in the first quarter of 2012.
EC225 Helicopters
In 2012, multiple ditchings of EC225 helicopters led major global operators to suspend EC225 helicopter operations. Eurocopter, manufacturer of the EC225 helicopters, through an internal investigation identified the root cause of the service failures and implemented engineering solutions, prevention and detection measures to remedy the matters that led to the suspension. On July 10, 2013, the European Aviation Safety Agency approved these measures, and the United Kingdom Civil Aviation Authority lifted operational restrictions. The Civil Aviation Authority of Norway followed suit on July 19, 2013. These measures and related regulatory approvals facilitated the full return to service of the EC225 helicopters on a worldwide basis. The Company's EC225 helicopters in the U.S. Gulf of Mexico returned to service in the current quarter, and our EC225 helicopters on contract-lease to our Brazilian joint venture were also cleared for service.

Equipment Acquisitions
During the quarter ended September 30, 2013, the Company's capital expenditures were $17.6 million, which consisted primarily of deposits on future helicopter deliveries. The Company records helicopter acquisitions in property and equipment and places helicopters in service once all completion work has been finalized and the helicopters are ready for use. The Company placed one additional medium helicopter in service during the current quarter.
Capital Commitments
The Company’s unfunded capital commitments as of September 30, 2013 consisted primarily of orders for helicopters and totaled $239.7 million, of which $28.0 million is payable during the remainder of 2013 with the balance payable through 2017. The Company also had $2.0 million of deposits paid on options not yet exercised. The Company may terminate $177.6 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than liquidated damages of $12.2 million in the aggregate.
Included in these capital commitments are agreements to purchase ten AW189 heavy helicopters, three AW139 medium helicopters, and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered beginning in late 2014 through 2017. Two of the AW139 helicopters are scheduled to be delivered by year-end 2013, and one is scheduled for delivery in mid-2014. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional ten AW189 helicopters and five AW139 helicopters.
Subsequent to September 30, 2013, the Company exercised an option to acquire an additional AW139 helicopter, which is scheduled to be delivered in the first quarter of 2014. Upon exercise of this option, the unfunded capital commitment for this AW139 helicopter was $13.8 million.
Liquidity Update
As of September 30, 2013, the Company had a cash balance of $22.5 million, escrow deposits of $9.9 million and remaining availability under our senior secured revolving credit facility of $176.3 million. The escrow deposits related to the sale of one S76C++ helicopter and two S76A++ helicopters, which closed in September 2013 and were treated as tax-free like-kind exchanges under Section 1031 for tax purposes with the proceeds held by a qualified intermediary. A qualified property has been identified to complete the like-kind exchanges under Section 1031.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, November 13, 2013, to review the results for the third quarter ended September 30, 2013. The conference call can be accessed as follows:
All callers will need to reference the access code 92845564
Within the U.S.:
Operator Assisted Toll-Free Dial-In Number: (866) 607-0535
Outside the U.S.:
Operator Assisted International Dial-In Number: (832) 445-1827
Replay
A telephone replay will be available through November 30, 2013 and may be accessed by calling (855) 859-2056 for domestic callers or (404) 537-3406 for international callers. An audio replay will also be available on the Company's website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.

About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, Canada, India, Mexico, Norway, Spain, Sweden, the United Kingdom and Uruguay. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others the effect of the Spin-off, including the ability of the Company to recognize the expected benefits from the Spin-off and the Company's dependence on SEACOR's performance under various agreements; decreased demand and loss of revenues resulting from developments that may adversely impact the offshore oil and gas industry, including the issuance of new safety and environmental guidelines or regulations that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays, U.S. government implemented moratoriums directing operators to cease certain drilling activities and any extension of such moratoriums that may result in unplanned customer suspensions, cancellations, rate reductions or non-renewals of aviation equipment contracts or failures to finalize commitments to contract aviation equipment; safety issues experienced by a particular helicopter model that could result in customers refusing to use that helicopter model or a regulatory body grounding that helicopter model, which could also permanently devalue that helicopter model; the cyclical nature of the oil and gas industry; increased U.S. and foreign government legislation and regulation, including environmental and aviation laws and regulations, and the Company's compliance therewith and the costs thereof; dependence on the activity in the U.S. Gulf of Mexico and Alaska and the Company's ability to expand into other markets; liability, legal fees and costs in connection with providing emergency response services, including involvement in response to the oil spill that resulted from the sinking of the Deepwater Horizon in April 2010; decreased demand for the Company's services as a result of declines in the global economy; declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations; activity in foreign countries and changes in foreign political, military and economic conditions; the failure to maintain an acceptable safety record; the dependence on small number of customers; consolidation of the Company's customer base; industry fleet capacity; restrictions imposed by the U.S. federal aviation laws and regulations on the amount of foreign ownership of the Company's common stock; operational risks; risks associated with our debt structure; operational and financial difficulties of our joint ventures and partners; effects of adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect Era Group's businesses, particularly those mentioned under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, in our subsequent Quarterly Reports on Form 10-Q and in our periodic reporting on From 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Christopher Bradshaw at (281) 606-4871 or visit Era Group's website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Revenues	$80,997	$77,989	$222,961	$202,026
Costs and Expenses:
Operating	51,338	46,235	141,399	124,913
Administrative and general	9,683	10,338	28,362	27,210
Depreciation	11,340	10,937	34,432	31,031
	72,361	67,510	204,193	183,154
Gains on Asset Dispositions, Net	2,560	613	17,837	3,455
Operating Income	11,196	11,092	36,605	22,327
Other Income (Expense):
Interest income	155	184	452	765
Interest expense	(4,394)	(2,543)	(13,739)	(6,891)
SEACOR management fees	—	(500)	(168)	(1,500)
Derivative losses, net	(96)	(188)	(78)	(492)
Foreign currency gains (losses), net	409	(272)	465	633
Other, net	7	—	19	30
	(3,919)	(3,319)	(13,049)	(7,455)
Income Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	7,277	7,773	23,556	14,872
Income Tax Expense	2,715	2,792	8,691	5,212
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	4,562	4,981	14,865	9,660
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	526	219	1,762	(5,444)
Net Income	5,088	5,200	16,627	4,216
Net Loss Attributable to Noncontrolling Interest in Subsidiary	116	—	326	—
Net Income Attributable to Era Group Inc.	5,204	5,200	16,953	4,216
Accretion of Redemption Value on Series A Preferred Stock	—	2,099	721	6,334
Net Income (Loss) Attributable to Common Shares	$5,204	$3,101	$16,232	$(2,118)

Basic Earnings (Loss) Per Common Share	$0.26	$0.13	$0.79	$(0.09)
Diluted Earnings (Loss) Per Common Share	$0.25	$0.13	$0.79	$(0.09)

EBITDA	$23,382	$21,288	$73,037	$46,585
Adjusted EBITDA	$25,427	$22,822	$75,250	$57,637
Adjusted EBITDAR	$26,472	$23,792	$78,362	$60,564

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended
	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012
Operating Revenues	$80,997	$74,237	$67,727	$70,895	$77,989
Costs and Expenses:
Operating	51,338	46,945	43,116	42,282	46,235
Administrative and general	9,683	9,545	9,134	7,575	10,338
Depreciation	11,340	11,431	11,661	11,471	10,937
	72,361	67,921	63,911	61,328	67,510
Gains on Asset Dispositions, Net	2,560	4,476	10,801	157	613
Operating Income	11,196	10,792	14,617	9,724	11,092
Other Income (Expense):
Interest income	155	150	147	145	184
Interest expense	(4,394)	(4,613)	(4,732)	(3,757)	(2,543)
SEACOR management fees	—	—	(168)	(500)	(500)
Derivative (losses) gains, net	(96)	21	(3)	2	(188)
Foreign currency gains (losses), net	409	315	(259)	87	(272)
Other, net	7	9	3	—	—
	(3,919)	(4,118)	(5,012)	(4,023)	(3,319)
Income Before Income Tax Expense and Equity In Earnings (Losses) of 50% or Less Owned Companies	7,277	6,674	9,605	5,701	7,773
Income Tax Expense	2,715	2,398	3,578	2,086	2,792
Income Before Equity in Earnings (Losses) of 50% or Less Owned Companies	4,562	4,276	6,027	3,615	4,981
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	526	674	562	(84)	219
Net Income	5,088	4,950	6,589	3,531	5,200
Net Loss Attributable to Noncontrolling Interest in Subsidiary	116	105	105	40	—
Net Income Attributable to Era Group Inc.	5,204	5,055	6,694	3,571	5,200
Accretion of Redemption Value on Series A Preferred Stock	—	—	721	2,135	2,099
Net Income Attributable to Common Shares	$5,204	$5,055	$5,973	$1,436	$3,101

Basic Earnings Per Common Share	$0.26	$0.25	$0.28	$0.06	$0.13
Diluted Earnings Per Common Share	$0.25	$0.25	$0.28	$0.06	$0.13

EBITDA	$23,382	$23,242	$26,413	$20,700	$21,288
Adjusted EBITDA	$25,427	$23,242	$26,581	$21,200	$22,822
Adjusted EBITDAR	$26,472	$24,161	$27,729	$22,297	$23,792

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$22,517	$27,345	$25,032	$11,505	$9,232
Receivables:
Trade, net of allowance for doubtful accounts	48,152	40,362	40,761	48,527	55,753
Other	3,244	14,890	16,416	4,713	6,491
Inventories, net	26,692	26,223	26,696	26,650	26,590
Prepaid expenses and other	1,278	2,854	2,715	1,803	1,443
Deferred income taxes	3,642	3,642	3,642	3,642	51,979
Escrow deposits	9,900	16,010	—	—	—
Total current assets	115,425	131,326	115,262	96,840	151,488
Property and Equipment	1,014,907	1,012,661	1,021,453	1,030,276	1,008,804
Accumulated depreciation	(255,299)	(251,613)	(246,498)	(242,471)	(231,098)
Net property and equipment	759,608	761,048	774,955	787,805	777,706
Investments, at Equity, and Advances to 50% or Less Owned Companies	36,113	35,529	34,705	34,696	35,755
Goodwill	352	352	352	352	352
Other Assets	16,071	17,300	17,830	17,871	15,480
Total Assets	$927,569	$945,555	$943,104	$937,564	$980,781

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$16,606	$15,585	$13,126	$15,703	$20,084
Accrued wages and benefits	8,937	6,976	7,662	4,576	6,810
Accrued interest	4,625	770	5,213	1,401	416
Due to SEACOR	190	211	270	—	3,275
Current portion of long-term debt	2,787	2,787	2,787	2,787	2,787
Other current liabilities	6,894	5,253	4,309	5,232	4,215
Total current liabilities	40,039	31,582	33,367	29,699	37,587
Deferred Income Taxes	208,483	204,487	203,343	203,536	198,068
Long-Term Debt	240,029	275,667	276,307	276,948	221,008
Deferred Gains and Other Liabilities	5,343	5,947	8,164	7,864	8,226
Total liabilities	493,894	517,683	521,181	518,047	464,889
Preferred Stock:
Series A Preferred Stock	—	—	—	144,232	142,097
Series B Preferred Stock	—	—	—	—	100,000
Total preferred stock	—	—	—	144,232	242,097
Equity:
Era Group Inc. Stockholders' Equity:
Common stock	202	202	201	—	—
Class B common stock	—	—	—	245	245
Additional paid-in capital	420,650	420,056	419,036	278,838	280,973
Retained earnings (accumulated deficit)	12,928	7,724	2,669	(4,025)	(7,596)
Treasury shares, at cost	(94)	(63)	—	—	—
Accumulated other comprehensive income (loss), net of tax	108	(44)	(85)	20	(74)
	433,794	427,875	421,821	275,078	273,548
Noncontrolling interest in subsidiary	(119)	(3)	102	207	247
Total equity	433,675	427,872	421,923	275,285	273,795
Total Liabilities and Stockholders' Equity	$927,569	$945,555	$943,104	$937,564	$980,781

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income, interest expense and interest expense on advances from SEACOR), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for SEACOR Management Fees and certain other items that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. We also present Adjusted EBITDAR, which is defined as Adjusted EBITDA further adjusted for rent expense (included as components of operating expense and general and administrative) because we believe that research analysts and investment bankers use this metric to assess our and others in our peer group's performance. Neither EBITDA, Adjusted EBITDA nor Adjusted EBITDAR is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA, Adjusted EBITDA and Adjusted EBITDAR (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.

	Three Months Ended					Nine Months Ended September 30,
	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	2013	2012
	(in thousands)
Net Income	$5,088	$4,950	$6,589	$3,531	$5,200	$16,627	$4,216
Depreciation	11,340	11,431	11,661	11,471	10,937	34,432	31,031
Interest Income	(155)	(150)	(147)	(145)	(184)	(452)	(765)
Interest Expense	4,394	4,613	4,732	3,757	2,543	13,739	6,891
Income Tax Expense	2,715	2,398	3,578	2,086	2,792	8,691	5,212
EBITDA	23,382	23,242	26,413	20,700	21,288	73,037	46,585
SEACOR Management Fees	—	—	168	500	500	168	1,500
Special Items (1)	2,045	—	—	—	1,034	2,045	9,552
Adjusted EBITDA	25,427	23,242	26,581	21,200	22,822	75,250	57,637
Rent	1,045	919	1,148	1,097	970	3,112	2,927
Adjusted EBITDAR	$26,472	$24,161	$27,729	$22,297	$23,792	$78,362	$60,564

(1) Special items include the following:

•	Severance expense of $0.7 million for the three and nine months ended September 30, 2012, due to prior changes in executive management;

•	Expenses incurred in connection with our abandoned initial public offering of $0.3 million for the three months ended September 30, 2012 and $2.9 million for the nine months ended September 30, 2012;

•	An impairment charge of $5.9 million, net of tax, for the nine months ended September 30, 2012, on our investment in Aeróleo Taxi Aéreo S/A; and

•	A one-time charge of $2.0 million related to operating leases on certain air medical helicopters for the three and nine months ended September 30, 2013.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012
Heavy:
EC225	9	9	9	10	10

Medium:
AW139	36	35	35	33	32
B212	11	11	11	13	13
B412	6	6	6	6	6
S76 A/A++	3	6	6	7	8
S76 C+/C++	6	7	9	10	10
	62	65	67	69	69

Light—twin engine:
A109	9	9	9	9	9
BK-117	6	6	6	6	8
EC135	20	20	20	19	19
EC145	4	3	3	3	5
	39	38	38	37	41

Light—single engine:
A119	24	24	24	24	24
AS350	35	35	35	35	35
	59	59	59	59	59
Total Helicopters	169	171	173	175	179
____________________
(1) Includes all owned, joint ventured, leased-in and managed helicopters.